Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2004

HOUSTON, July 30, 2004—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $2.8 million, or $0.16 per share for the three months ended June 30, 2004, versus net income of $2.0 million or $0.12 per share for the second quarter of 2003. The second quarter 2003 results included the $900,000 after-tax effect of settling a previously disclosed warranty claim related to the Company’s drilling riser product. Total revenues for the quarter ended June 30, 2004 were $52.9 million, compared with revenues of $55.7 million for the same period in 2003.

For the six months ended June 30, 2004, net income was $5.3 million, or $0.31 per share, compared with net income of $4.1 million, or $0.24 per share, for the same period in 2003. The 2003 results include the costs of the warranty claim settlement mentioned above. Revenues for the six months ended June 30, 2004 were $106.3 million, versus revenues of $110.9 million for the same period in 2003.

In addition, the Company announced that its current backlog is approximately $95 million, compared to its June 30, 2004 backlog of $63 million and its June 30, 2003 backlog of $83 million. The Company expects its earnings per share for the quarter ending September 30, 2004 to approximate $0.14 to $0.16 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Revenues	$55,724	$52,921	$110,945	$106,299
Cost and expenses:
Cost of sales	39,953	36,625	80,083	74,130
Selling, general and administrative	7,087	8,171	14,416	15,567
Engineering and product development	4,050	3,989	8,337	8,261
Special item	1,400	—	1,400	—

	52,490	48,785	104,236	97,958

Operating income	3,234	4,136	6,709	8,341
Interest expense	413	248	863	558

Income before income taxes	2,821	3,888	5,846	7,783
Income tax provision	786	1,086	1,739	2,446

Net income	$2,035	$2,802	$4,107	$5,337

Diluted earnings per share	$0.12	$0.16	$0.24	$0.31

Weighted average shares – fully diluted	17,293	17,326	17,293	17,330

Depreciation and amortization	$2,624	$2,778	$5,276	$5,597

Capital expenditures	$2,623	$3,695	$4,889	$7,106